Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C
(Form Type)

Vericity, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$169,815,510.00(1),(2),(3)	0.00014760	$25,064.77(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$169,815,510.00
Total Fees Due for Filing			$25,064.77
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$25,064.77

Table 2: Fee Offset Claims and Sources

Not Applicable

(1)	Title of each class of securities to which transaction applies: Vericity, Inc. (the “Company”) common stock, par value $0.001 per share (the “Company Common Stock”).

(2)	Aggregate number of securities to which transaction applies: The number of shares of Company Common Stock to which this transaction applies is estimated, as of October 31, 2023, to be 14,875,000.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as an amount equal to (i) 14,875,000 shares of Company Common Stock, multiplied by (ii) $11.43, the per share merger consideration.

(4)	The filing fee was calculated in accordance with Rule 0-11 under the Securities and Exchange Act of 1934, as amended, by multiplying the transaction value by 0.00014760.